Exhibit 23.3

CONSENT OF DEGOLYER AND MACNAUGHTON

October 1, 2012

Linn Energy, LLC

600 Travis Street, Suite 5100

Houston, Texas 77002

Ladies and Gentlemen,

We hereby consent to the use of the name DeGolyer and MacNaughton, to references to DeGolyer and MacNaughton as independent petroleum engineers, and to the inclusion or incorporation by reference of certain estimates of proved oil and gas reserves contained in our reports “Appraisal Report as of December 31, 2011 on Certain Properties owned by Linn Energy, LLC,” “Appraisal Report as of December 31, 2010 on Certain Properties owned by Linn Energy, LLC,” “Appraisal Report as of December 31, 2009 on Certain Properties owned by Linn Energy, LLC,” “Appraisal Report as of April 1, 2012 on Certain Properties owned by Linn Energy, LLC BP Hugoton Acquisition,” “Appraisal Report as of April 1, 2012 on Certain Properties owned by Linn Energy, LLC Salt Creek Joint Venture,” “Appraisal Report as of May 1, 2012 on Certain Properties owned by Linn Energy, LLC East Texas Overton Field Acquisition,” and “Appraisal Report as of August 1, 2012 on Certain Properties owned by Linn Energy, LLC Jonah Acquisition” in this Amendment No. 2 to Registration Statement on Form S-1/A and related prospectus of LinnCo, LLC and Linn Energy, LLC.

We further consent to the inclusion of our Letter Report dated February 16, 2012, incorporated by reference from the Linn Energy, LLC Annual Report on Form 10-K for the year ending December 31, 2011, and our Letter Reports dated July 30, 2012, August 20, 2012, and September 6, 2012, and filed herewith.

Very truly yours,

/s/ DeGolyer and MacNaughton
DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716